Exhibit 99.1

Contacts: Investor Relations: Angela White ir@vistaprint.com 781-652-6480 Media Relations: Manya Chait publicrelations@vistaprint.com 781-652-6444

VISTAPRINT ANNOUNCES PROMOTION OF

MIKE GIANNETTO TO CHIEF FINANCIAL OFFICER

Harpreet Grewal, the Current CFO, to Leave VistaPrint October 2, 2008

Hamilton, Bermuda—May 14, 2008—VistaPrint Limited (Nasdaq: VPRT), the small business marketing company, today announced the promotion of Mike Giannetto to executive vice president and chief financial officer. Currently serving as the company’s Senior Vice President of Finance, Mr. Giannetto will assume his new role effective September 2, 2008.

“Mike has been with VistaPrint for five years, in which time he built much of our finance organization. He knows the company inside and out,” said VistaPrint’s President and CEO Robert Keane. “His promotion is a natural extension of an already impressive financial and executive career. I would like to personally congratulate Mike on his new role and look forward to working even more closely with him in the future.”

Mr. Giannetto joined VistaPrint in May 2003 as the vice president of finance. He has 23 years of financial management experience in global publicly traded technology companies, including Data General, EMC, and ePresence. Mike received a B.S. in Accountancy from Bentley College and an M.B.A. from Babson College.

VistaPrint’s current Chief Financial Officer, Harpreet Grewal, will resign from the company effective October 2, 2008, due to personal reasons and obligations. Mr. Grewal states, “VistaPrint is a fantastic organization with a tremendous executive team. I feel confident in Mike’s expertise and wish him, and the entire organization, the best. I look forward to working closely with Mike over the next several months to ensure a successful transition.”

Keane continued, “Harp has been very valuable to VistaPrint as we have navigated through the company’s tremendous growth. We truly appreciate Harp’s service to VistaPrint and wish him luck in his future endeavors.”

“It has been a pleasure to work with Harp over the last two years and I have enjoyed the opportunity to collaborate with him to further develop the financial capabilities of VistaPrint,” noted Mike Giannetto. “I look forward to working with the executive team, our employees, our shareholders, and other stakeholders as we continue to build an enduring global business.”

About VistaPrint

VistaPrint Limited (Nasdaq:VPRT) is the small business marketing company having served over 13 million customers world-wide. VistaPrint offers small businesses everything they need to market their business with brand identity and promotional products, marketing services and electronic marketing solutions. A global company, VistaPrint employs more than 1,300 people and operates 19 localized websites serving over 120 countries around the world. A broad range of marketing products and services are available online at www.vistaprint.com. VistaPrint’s products are satisfaction guaranteed.

VistaPrint, the VistaPrint logo and VistaPrint.com are registered trademarks of VistaPrint. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about management’s future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the expected growth and development of our business. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to attract customers and to retain customers and to do so in a cost-effective manner, willingness of purchasers of graphic design services and printed products to shop online, failure of our investments, unexpected increases in our use of funds, failure to increase our revenue and keep our expenses consistent with revenue, failures of our web sites or network infrastructure, failure to maintain the prices we charge for our products and services, the inability of our manufacturing operations to meet customer demand, and other factors that are discussed in our Annual Report on Form 10-K for the year ended June 30, 2007, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and other documents we periodically file with the SEC.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.